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RAIT FINANCIAL TRUST Two Logan Square 100 N. 18th Street, 23rd Floor Philadelphia, PA 19103 Tel: (215) 207-2100	TIPTREE INC. 780 Third Avenue, 21st Floor New York, New York 10017 Tel: (212) 446-1400

MUTUAL CONFIDENTIALITY AGREEMENT

September 18, 2017

This Mutual Confidentiality Agreement (this “Agreement”) is made between Tiptree Inc. (together with its controlled affiliates and subsidiaries, collectively, “Tiptree”) and RAIT Financial Trust (together with its affiliates and subsidiaries, collectively, “RAIT” and each of Tiptree and RAIT, a “Party”, and together, the “Parties”). Each Party has requested certain confidential and/or non-public information regarding the other Party in connection with a potential transaction between the Parties (such transaction, the “Transaction”). As a condition and in consideration of any Party (“Disclosing Party”) furnishing any Information (as defined below) to another Party (“Receiving Party”) in connection with the Transaction, the Receiving Party agrees to treat the Information which is furnished to the Receiving Party or its Recipients (as defined below) in accordance with the provisions of this Agreement and to take or refrain from taking certain other actions herein set forth.

All information regarding the Transaction or either Party, whether written or electronic, furnished by or on behalf of the Disclosing Party to the Receiving Party and/or any of their respective Recipients at the Receiving Party’s direction, and all analyses, compilations, data, studies or other documents prepared by any Recipient based in whole or in part on any such furnished information or reflecting Receiving Party’s review or assessment of the information the Disclosing Party provides, the fact that this Agreement has been executed or that discussions between the Parties have commenced and/or may continue, is collectively referred to as the “Information”.

In consideration of the Disclosing Party providing the Receiving Party with the Information, the Receiving Party agrees to treat the Information as confidential and to use the same standard of care in handling the Information as the Receiving Party uses with respect to its own confidential information. Except as otherwise expressly permitted in this Agreement, the Receiving Party will not, without written consent from the Disclosing Party, distribute any of the Information to anyone other than to its affiliates, its subsidiaries and its, and each of their, respective directors, managers, officers, employees, members, partners, agents and representatives (including, without limitation, attorneys, accountants and insurers, but excluding, with respect to Tiptree, potential sources of equity capital or equity or debt financing with respect thereto and co-bidders, which shall not be considered Tiptree’s Recipients for any purpose hereunder without the prior written consent of RAIT) who need to know such information for the purpose of evaluating and pursuing the Transaction (such persons to whom the Receiving Party has

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disclosed the Information are, together with the Receiving Party, collectively referred to hereinafter as, the “Recipients”); provided, however, that the Receiving Party shall (i) ensure that all of its Recipients are made aware and agree to comply with this Agreement and (ii) be responsible for any breach of this Agreement by any of its Recipients.

The Receiving Party, on its own behalf and on behalf of each of its Recipients, further agrees that:

1.
The Information will be used by the Receiving Party and its Recipients solely to evaluate the Transaction and for no other purposes. In addition, the Information will be kept confidential and will not, without the consent of the Disclosing Party, be disclosed in any manner in whole or in part, except as otherwise expressly permitted herein or required by applicable law or regulation and then only with prior written notice to the Disclosing Party (to the extent legally permissible).

2.
The Information, and if applicable, all copies thereof will be returned to the Disclosing Party promptly upon the Disclosing Party’s written request or destroyed with such destruction certified in writing to the Disclosing Party. Notwithstanding the foregoing, the Receiving Party and its Recipients may retain copies of the Information to comply with applicable laws, rules and regulations; provided the confidentiality of the Information is maintained in accordance with this Agreement.

3.
This Agreement shall be inoperative as to such portions of the Information that (i) are or become generally available and known to the public other than as a result of a disclosure directly or indirectly by any Recipient in violation of this Agreement, (ii) become lawfully available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or one of its agents or representatives, which is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to any portion of the Information or (iii) was lawfully known to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party.

4.
The Receiving Party understands that the Disclosing Party has endeavored to include in the Information those materials that are believed to be reliable and relevant, but understands and acknowledges that neither the Disclosing Party nor any of its agents or representatives makes any representations or warranties, express or implied, as to the accuracy or completeness of the Information. The Receiving Party agrees that neither the Disclosing Party nor any of its Recipients is providing any investment advice and they shall not have any liability to any Recipient as a result of the use of the Information by any Recipient.

5.	In the event that the Receiving Party or anyone to whom the Receiving Party transmits the Information pursuant to this Agreement becomes legally compelled

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(by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Information, prior to such disclosure, the Receiving Party will provide the Disclosing Party with prompt written notice so that the Disclosing Party may seek (at the Disclosing Party’s expense, but with the Receiving Party’s commercially reasonable cooperation, if so requested by the Disclosing Party) a protective order to stop such disclosure and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party will furnish only that portion of the Information which the Receiving Party is advised by counsel is legally required to be disclosed, and will cooperate with the Disclosing Party in the Disclosing Party’s efforts to obtain reliable assurance that confidential treatment will be afforded to the Information.

6.
The Receiving Party agrees that the Disclosing Party shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach or threatened breach of any provision of this Agreement (without any requirement on the part of the Disclosing Party to post a bond or any other form of collateral as a condition to being granted such relief). Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the Agreement by any Recipient but may be in addition to all other remedies available at law or in equity.

7.
Both Parties hereby acknowledge that each is aware, and each Party has advised each of their respective Recipients, that the securities laws of the United States of America prohibit any person who has material non-public information to purchase or sell securities of an issuer without the prior public dissemination of such information. The Receiving Party further agrees that it will not use the Information to make an investment, or communicate the Information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such Information, in any manner inconsistent with the securities laws of the United States.

8.
It is further understood and agreed that no failure or delay by the Disclosing Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder operate as a waiver thereof.

9.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any principles of conflicts of law.

10.	For the convenience of the parties any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall

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be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

11.
This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

12.
Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party to this Agreement, or if the parties to this Agreement become aware of any omission hereto of any terms which were intended to be included in this Agreement, such invalidity, illegality, unenforceability in such jurisdiction or with respect to such party or parties to this Agreement or such omission shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto. Such invalid, illegal or unenforceable provision or such omission shall be replaced by the parties hereto with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.

13.
The Receiving Party will not, and will not cause or permit any other Recipient to, use any advantages derivable from the Information in its or their own business or affairs, or disclose it to another third party for economic gain, without the Disclosing Party’s consent.  In addition, the Receiving Party, for itself and its Recipients, will not, directly or indirectly, (A) contact, deal with or otherwise become involved with any other entities or parties relating to the Information or the Transaction, including, without limitation, any borrowers, lenders, property owners or other counterparties, directly or indirectly, by or through the Disclosing Party or its controlled affiliates’ or subsidiaries’ employees, officers, directors, trustees, principals, agents, advisers, representatives, consultants and/or contractors and/or (B) contact, call on, solicit or take away, either directly or indirectly, any borrower, lender, property owner, client, counterparty or contact of the Disclosing Party identified in the Information or otherwise related to the Transaction without, in each case, the prior written consent of the Disclosing Party.

14.
This Agreement will terminate upon the earlier of: (i) eighteen (18) months from the date hereof or (ii) the execution of a definitive transaction agreement with respect to the Transaction that expressly supersedes the terms of this Agreement.

15.
The Receiving Party covenants and agrees for a period of one (1) year from the date of this Agreement (the “Restricted Period”), the Receiving Party will not (A)(i) solicit, divert, take away, or attempt to solicit, divert or take away, or assist anyone else to solicit, divert or take away any of the Disclosing Party’s customers

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or (ii) encourage any customers to reduce its patronage to the Disclosing Party; and/or (B) except with the prior written consent of the Disclosing Party, solicit or hire, or encourage the solicitation or hiring by any employer other than the Disclosing Party for any position as an employee, independent contractor, consultant or otherwise, of any person who was an employee of the Disclosing Party at any time while this Agreement was in effect. The foregoing covenant shall not apply to (i) any general solicitation for employees (including through the use of employment agencies) not specifically directed at any such persons, and provided further that the Receiving Party shall not be restricted in hiring any such person who responds to any such general solicitation or (ii) any person after six (6) months have elapsed after the date on which such person's employment by the Disclosing Party has terminated.

16.
Tiptree represents and warrants that it is not acting as a broker for or representative of any other person in connection with the Transaction and it is considering the Transaction only for its own account. Except with prior notice to, and the receipt of prior written consent from, RAIT, Tiptree agrees that (i) it will not act as a joint bidder or co-bidder with any other person with respect to the Transaction and (ii) neither Tiptree nor any of its Recipients (acting on behalf of Tiptree or its controlled affiliates) will enter into any discussions, negotiations, agreements, arrangements or understandings (whether written or oral) with any person regarding the Transaction (including potential sources of equity capital or equity or debt financing with respect thereto), other than RAIT, its agents and representatives and Tiptree’s Recipients (to the extent permitted hereunder). Tiptree further represents and warrants that neither it nor, to its knowledge, any of its Recipients is party to any agreement, arrangement or understanding (whether written or oral) that would legally or contractually prohibit the ability of any other person to provide financing (debt, equity or otherwise) to any person for any transaction with RAIT, and Tiptree hereby agrees that neither it nor its Recipients will, directly or indirectly legally or contractually prohibit the ability of any other person to provide such financing.

17.
Notwithstanding anything in this Agreement to the contrary, in consideration for being furnished with the Information, Tiptree agrees that, for a period of eighteen (18) months from the date of this Agreement (the “Standstill Period”), unless specifically invited in writing by the Board of Trustees of RAIT, neither Tiptree nor any of Tiptree’s controlled affiliates, subsidiaries or Recipients acting on Tiptree’s behalf will in any manner, directly or indirectly: (a) effect or publicly seek, offer or propose to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other person to effect or publicly seek, offer or propose to effect or participate in: (i) any additional and/or future (as applicable) acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any material assets, indebtedness or businesses of RAIT or any of its subsidiaries or affiliates, (ii) any tender or exchange offer,

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merger, consolidation or other business combination involving RAIT or any of the subsidiaries, affiliates or assets of RAIT or its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to RAIT or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of RAIT; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act), become a “participant” in any “election contest” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or propose, or solicit shareholders of RAIT for the approval of, any shareholder proposals with respect to RAIT or seek to advise or influence any person with respect to the voting, or giving of consents with respect to, of any voting securities of RAIT; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Trustees or policies of RAIT or to obtain representation on the Board of Trustees of RAIT; (d) take any action which would or would reasonably be expected to force RAIT to make a public announcement regarding any of the types of matters set forth in this paragraph; (e) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing; (f) advise, assist, encourage, act as a financing source for, or otherwise invest in any person with respect to any of the foregoing; (g) make or enter into any proposal, plan or arrangement or make any statement that is inconsistent with this Agreement (including this Section 17); or (h) publicly disclose any intention, plan or arrangement regarding any of the matters referred to in this paragraph. Tiptree also agrees during the Standstill Period not to request that RAIT or any of its affiliates or subsidiaries, directly or indirectly, amend, waive or terminate any provision of this paragraph (including this sentence). The provisions of this paragraph shall be inoperative and of no force or effect if a Competing Transaction occurs with respect to RAIT. “Competing Transaction” shall mean that a person, other than Tiptree or its controlled affiliates and other than RAIT or its subsidiaries: (i) enters into an agreement providing for the merger or consolidation, or any similar transaction, involving RAIT in which, following consummation of such transaction, substantially all of the persons who, immediately prior to such transaction, had beneficial ownership of 50% or more of the voting power of RAIT do not continue to beneficially own at least 50% of the voting power of the combined entity and do not have the ability to elect a majority of the directors or trustees, as applicable, of the combined entity, (ii) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, more than 50% of the assets of RAIT, (iii) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, beneficial ownership of securities representing 50% or more of the voting power of RAIT or (iv) makes a public offer or proposal (including a tender or exchange offer) that, if consummated, would result in a Competing Transaction, and the Board of Trustees does not publicly recommend against such offer within ten (10) business days after the public announcement of such offer or proposal.

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18.
Notwithstanding anything in this Agreement to the contrary, subject to Section 7 hereof, the Parties agree that nothing in this Agreement shall prohibit, limit or restrict in any way, (i) Tiptree’s right to sell, assign, transfer, convey or otherwise dispose of some or all of Tiptree’s ownership in common shares of beneficial interest, par value $0.03 per share of RAIT or (ii) Tiptree’s compliance with all applicable laws, including public disclosures that Tiptree, acting upon advice from counsel (including internal counsel) determines is required under applicable securities laws, including but not limited to, Schedule 13D amendments and the filing of this Agreement as an exhibit to such Schedule 13D amendment.

Very truly yours,

RAIT FINANCIAL TRUST

By: /s/ Jamie Reyle
Name: Jamie Reyle
Title: General Counsel

Confirmed and Agreed as of the date written above:

TIPTREE INC.

By: /s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer